Exhibit 16.1 July 9, 2025 U.S. Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 Ladies and Gentlemen: We have read the statements made by Silvaco Group, Inc. included under Item 4.01 of its Current Report on Form 8-K dated July 8, 2025, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein. Sincerely, /s/ Moss Adams LLP